UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2016

WAYFAIR INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36666	36-4791999
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Copley Place, 7th Floor
Boston, MA 02116
(Address of principal executive offices) (Zip Code)

(617) 532-6100
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 31, 2016, Wayfair Inc. (the "Company"), through its wholly-owned subsidiary, Wayfair LLC, renewed its credit agreement with Bank of America, N.A. The credit agreement, as amended, provides the Company with a $20.0 million revolving line of credit to support direct borrowings and letters of credit, provided that a maximum of $5.0 million may be applied to direct borrowings under the revolving line of credit, plus an additional $45.0 million credit card program, for a maximum aggregate commitment of $65.0 million. The credit agreement is renewable on an annual basis and, if not renewed, will expire on July 31, 2017.

The renewed credit agreement is on substantially the same terms and conditions as the prior credit agreement, as amended. Subject to the terms and conditions of the credit agreement, advances under the line of credit, if any, will bear interest at the LIBOR rate, plus 1.75%. Under the credit agreement, the Company is also required to maintain certain financial covenants, including debt service coverage, tangible net worth, and unencumbered liquid assets.

The Company did not borrow any amounts under the credit agreement during the years ended December 31, 2015, 2014 and 2013 and has not borrowed any amounts under the credit agreement during 2016.

The above description of the credit agreement amendment does not purport to be complete and it is qualified in its entirety by reference to the credit agreement amendment itself, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein in its entirety by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 4 to Loan Agreement, dated as of July 31, 2016, by and between Bank of America, N.A. and Wayfair LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAYFAIR INC.

Date: August 4, 2016	By:	/s/ Enrique Colbert
Enrique Colbert
General Counsel and Secretary